Exhibit 3.15

ARTICLES OF INCORPORATION

OF

S.C.C. WHOLESALE, INC.

ARTICLE I

The name of the corporation is S.C.C. Wholesale, Inc.

ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Article III shall not adversely affect any right of any director under this Article III that existed at or prior to the time of such amendment, repeal or modification.

ARTICLE IV

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Unless applicable law otherwise provides, any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any contract or other right to indemnification of any agent of the corporation that existed at or prior to the time of such amendment, repeal or modification.

ARTICLE V

The corporation is authorized to issue only one class of shares of stock, which shall be designated “Common Stock” and which shall have no par value. The total number of shares of Common Stock the corporation is authorized to issue is One Thousand (1,000) shares.

ARTICLE VI

The name and address in the State of California of the corporation’s initial agent for service of process is Corporation Service Company Which Will Do Business In California As CSC - Lawyers Incorporating Service

August 20, 2010	/s/ Ann Ellias
Ann Ellias, Incorporator

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